Contact Clare Eckert: 401-855-2601
ceckert@auxilioinc.com

AUXILIO Reports Year-end 2012 Financial Results
Company Reports Revenue Growth of 64%

Mission Viejo, CA – March 28, 2013 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, announced its financial results for the year ended December 31, 2012.

“2012 was a record-setting year for our company as we added the largest number of new hospitals to our national hospital portfolio and successfully completed the largest number of implementations of our MPS program in a single year,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc. “In addition, we exceeded our expectations with revenue growth of 64% over 2011. These significant achievements were anchored by the signing of the largest customer account in our company’s history with Catholic Health East’s 19 hospitals in multiple states along the East Coast in December 2011. Our momentum has continued into 2013 with a new $4.5M contract with Citrus Valley Health Partners in southern California and a renewal contract through 2015 with Palisades Medical Center in New Jersey. We remain on target to achieve positive income from operations during 2013.”

Financial Results

For the twelve months ended December 31, 2012, the company reported net revenue of $35.7 million, an increase of 64% when compared to $21.8 million in the same period of 2011. 2012 gross profit was $4.6 million, or 13% of sales, compared to $2.7 million, or 12% of sales in 2011. 2012 operating expenses were $6.3 million, or 18% of sales, compared to $5.2 million, or 24% of sales in 2011. 2012 net loss was $2.4 million, or $0.12 per share, compared to a net loss of $2.6 million, or $0.13 per share, in 2011.

Paul Anthony, CFO of AUXILIO, stated: “Our year-over-year revenue increase from the eight new or expanded contracts we signed in 2011 and early 2012 impacted 2012 earnings due to the fact that we recognize higher costs at the onset of those agreements, some of which before we derived revenue from the agreements. We are pleased with our improvements in financial results in the later part of 2012 as these new accounts mature.”

Conference Call Information

The company will host its year-end 2012 financial results conference call today at 1:30 p.m. PDT / 4:30 p.m. ET. To access the call in the U.S. please dial 1-877-941-1427 and for international calls dial 1-480-629-9664 approximately 10 minutes prior to the start of the conference. The conference ID is 4607558. The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay in the U.S., please dial 1-877-941-1428, and internationally, 1-480-629-9664. Enter access code 4607558.

About AUXILIO, Inc.

AUXILIO, Inc. is the pioneer of Managed Print Services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

[Tables to Follow]

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,190,972	$1,832,115
Accounts receivable, net	4,693,660	2,032,738
Prepaid and other current assets	52,113	74,977
Supplies	1,059,730	651,874
Total current assets	7,996,475	4,591,704

Property and equipment, net	227,004	191,810
Deposits	36,288	28,013
Loan acquisition costs	159,036	226,576
Goodwill	1,517,017	1,517,017
Total assets	$9,935,820	$6,555,120

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$5,579,720	$2,757,670
Accrued compensation and benefits	1,558,539	1,031,748
Line of credit	528,486	-
Deferred revenue	902,542	381,767
Current portion of capital lease obligations	88,645	49,881
Total current liabilities	8,657,932	4,221,066

Long-term liabilities:
Convertible notes payable, net of discount of $223,250 and $364,250 at December 31, 2012 and December 31, 2011, respectively	1,576,750	1,485,750
Derivative warrant liability	-	126,000
Derivative additional investment rights liability	-	235,000
Capital lease obligations less current portion	79,358	80,735
Total long-term liabilities	1,656,108	1,927,485

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Common stock, par value at $0.001, 33,333,333 shares authorized, 19,818,642 shares issued and outstanding at December 31, 2012 and 19,449,783 shares issued and outstanding at December 31, 2011	19,820	19,451
Additional paid-in capital	22,491,361	20,894,653
Accumulated deficit	(22,889,401)	(20,507,535)
Total stockholders’ equity	(378,220)	406,569
Total liabilities and stockholders’ equity	$9,935,820	$6,555,120

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011
Net revenues	$35,647,021	$21,845,619
Cost of revenues	31,018,117	19,131,257
Gross profit	4,628,904	2,714,362
Operating expenses:
Sales and marketing	2,604,783	1,830,538
General and administrative expenses	3,654,716	3,360,513
Total operating expenses	6,259,499	5,191,051
Loss from operations	(1,630,595)	(2,476,689)
Other income (expense):
Interest expense	(465,131)	(171,945)
Interest income	300	2,487
Change in fair value of derivative liabilities	(279,000)	62,000
Total other income (expense)	(743,831)	(107,458)

Loss before provision for income taxes	(2,374,426)	(2,584,147)
Income tax expense	7,440	7,495
Net loss	$(2,381,866)	$(2,591,642)

Net loss per share:
Basic	$(0.12)	$(0.13)
Diluted	$(0.12)	$(0.13)

Number of weighted average shares outstanding:
Basic	19,589,978	19,376,214
Diluted	19,589,978	19,376,214

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